Exhibit 12

                            BFC FINANCIAL CORPORATION
               CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES_
                                 (In thousands)


                                             Year ended December 31,
                                             -----------------------
                                  1997      1996      1995      1994       1993
                                  ----      ----      ----      ----       ----
Fixed charges:
  Interest                    $  2,719     3,634     4,574     8,276      9,063
                               -------    ------    ------    ------    -------
                                 2,719     3,634     4,574     8,276      9,063
                               =======    ======    ======    ======    =======

Earnings (loss):
  Pretax earnings               12,988     8,982     4,230     2,913     (1,303)
  Eliminate BBC/BankAtlantic   (12,129)   (8,650)   (8,419)   (8,040)   (10,764)
  BBC/BankAtlantic dividends     1,025       883       819       753        271
  Fixed charges                  2,719     3,634     4,574     8,276      9,063
                               -------    ------    ------    ------    -------
                              $  4,603     4,849     1,204     3,902     (2,733)
                               =======    ======    ======    ======    =======

Ratio                             1.69      1.33      0.26      0.47      (0.30)
                               =======    ======    ======    ======    =======

Coverage deficiency           $   --        --       3,370     4,374     11,796
                               =======    ======    ======    ======    =======

(1) The operations of BBC have been eliminated since there is a dividend restriction between BBC's primary subsidiary, BankAtlantic, and BBC.